®

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media – Kelli Powers (314-694-4003)
Analysts – Bryan Hurley (314-694-8148)

MONSANTO COMPLETES FISCAL YEAR 2010 IN LINE WITH LATEST GUIDANCE

Cash Flow Beats Estimate; EPS is $2.41 on Ongoing Basis ($2.01 As Reported)

St. Louis – Oct. 6, 2010
($ in millions, except per share amounts)	Fourth Quarter 2010	Fourth Quarter 2009	Fiscal Year 2010	Fiscal Year 2009
Net Sales by Segment
Corn seed and traits	$424	$387	$4,260	$4,113
Soybean seed and traits	103	81	1,486	1,448
Cotton seed and traits	98	53	611	466
Vegetable seeds	235	236	835	808
All other crops seeds and traits	110	151	419	462
TOTAL Seeds and Genomics	$970	$908	$7,611	$7,297

Roundup and other glyphosate-based herbicides	$786	$778	$2,029	$3,527
All other agricultural productivity products	197	193	862	900
TOTAL Agricultural Productivity	$983	$971	$2,891	$4,427

TOTAL Net Sales	$1,953	$1,879	$10,502	$11,724

Gross Profit	$861	$857	$5,086	$6,762

Operating Expenses	$1,053	$1,109	$3,479	$3,659

Interest Expense, Net	$34	$34	$106	$58
Other Expense, Net	$10	$16	$7	$78

Net (Loss) Income Attributable to Monsanto Company	$(143)	$(233)	$1,109	$2,109

Diluted (Loss) Earnings Per Share (See note 1.)	$(0.26)	$(0.43)	$2.01	$3.80
Items Affecting Comparability – EPS Impact
Income on Discontinued Operations	$--	$--	$(0.01)	$(0.02)
Acquired In-Process R&D	$--	$--	$--	$0.19
Sunflower Divestiture	$--	$(0.08)	$--	(0.08)
Restructuring1	$0.17	$0.53	$0.41	0.52
Diluted (Loss) Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$(0.09)	$0.02	$2.41	$4.41
Effective Tax Rate (Continuing Operations)	(42% )	(26% )	25%	28%
   ____________________________
    1Restructuring Charges consist of $361 million in operating expenses and $45 million in cost of goods sold for FY09 and $210 million in operating expenses and $114 million in cost of goods sold for FY10.

-more-

Comparison as a Percent of Net Sales:	Fourth Quarter 2010	Fourth Quarter 2009	Fiscal Year 2010	Fiscal Year 2010
Gross profit	44%	46%	48%	58%
Selling, general and administrative expenses (SG&A)	29%	25%	20%	17%
Research and development expenses (excluding acquired in-process R&D)	18%	15%	11%	9%
(Loss) Income before income taxes	(12)%	(16)%	14%	25%
Net (Loss) Income Attributable to Monsanto Company	(7)%	(12)%	11%	18%

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“Our job is to help farmers be more profitable and more productive.  When we do that, future business opportunity follows.  What we do best is discover, develop and deliver products that matter to farmers.  We’re backing new innovation with actions ranging from expanding launches of product offerings to our revamped pricing approach.  On the heels of fiscal year 2010 and with this year’s harvest ongoing, there’s no doubt that we’re looking forward to seeing the result of expanding product choices and the changes that we’ve made take hold in a new fiscal year.  We believe in the opportunity of fiscal year 2011 as the launch point for mid-teens earnings growth.”

Operations Update
Monsanto reported net sales of $1.95 billion for the fourth quarter of fiscal year 2010, a 4 percent increase over the same period in fiscal year 2009.

The seeds and genomics segment represented more than 70 percent of the company’s net sales for the year, which helped to offset the lower sales for the agricultural productivity segment.  Net sales for seeds and genomics increased 4 percent, boosted by higher corn and cotton revenues in the United States.  Pricing actions for Roundup® and other glyphosate-based herbicides had a significant effect on overall net sales and gross profit.  Net sales for the company decreased 10 percent in fiscal year 2010 to $10.5 billion as a result of a 35 percent decline in net sales for the agricultural productivity segment.  Gross profit increased 1 percent for the quarter as compared to the prior year period, reaching $861 million for the quarter and $5.1 billion for the year.

Monsanto reported a net loss of $143 million in the fourth quarter of fiscal year 2010 compared with a net loss of $233 million in the same period last year.  Net income for fiscal year 2010 was $1.1 billion, a decline from last year’s net income of $2.1 billion.

The company’s fiscal year 2010 earnings per share (EPS) was $2.41 on an ongoing basis ($2.01 on an as-reported basis).  For the fourth quarter, the company reported a loss per share of $(0.09) on an ongoing basis (and $(0.26) on an as-reported basis).  As-reported EPS results for the fourth quarter and fiscal year 2010 reflect the effects of restructuring and discontinued operations.  (For a reconciliation of ongoing EPS, see note 1.)

Cash Flow
For fiscal year 2010, net cash provided by operating activities was $1.4 billion, down from $2.2 billion the prior year.  Net cash required by investing activities was $834 million in fiscal year 2010, compared with net cash required of $723 million for the prior year. As a result, free cash flow was a source of $564 million for fiscal year 2010, compared with a source of $1.5 billion in fiscal year 2009. (For a reconciliation of free cash flow, see note 1.)  Net cash required by financing activities was more than $1 billion for fiscal year 2010, even with last year’s requirement of $1 billion.

Outlook
In fiscal year 2011, Monsanto expects 13 to 17 percent earnings growth off the $2.41 ongoing EPS base for a range of $2.72 to $2.82 EPS on an ongoing basis and $2.67 to $2.77 on an as-reported basis.  (For a reconciliation of 2011 EPS guidance, see note 1.)  The company projects free cash flow in the range of $800 million to $900 million, which reflects an investment of $600 to $700 million in capital expenditures.  The company expects net cash provided by operating activities to be $1.7 billion to $1.9 billion, and net cash required by investing activities to be approximately $900 million to $1 billion for fiscal year 2011.  (For a reconciliation of free cash flow, see note 1.)

The seeds and genomics segment, which will account for the bulk of Monsanto’s business in fiscal year 2011 and beyond, is expected to deliver both single digit unit volume growth and mix improvement.  The company expects global seed-and-trait unit volume growth in the single digits in 2011, with a mix benefit primarily driven by the U.S. corn product strategy, the expanded availability of Genuity® Roundup Ready 2 Yield® soybeans and the corn market in Latin America.

In Latin America, the company sees opportunity in both Brazil as more traits become available, and Argentina, where there has been an uptick in acreage as more growers move to double stacks.

In the United States, the company has newly positioned Genuity Roundup Ready 2 Yield soybeans to promote broader adoption and expects the on-farm experience base to increase from the six million acres planted in 2010 to mid-teens millions of acres in 2011.  In corn, the company will execute on its plan to offer farmers more choices of products at more price points and expects to earn the farmer’s business on mid-teens millions of acres total for Genuity® SmartStax®, Genuity® VT Triple PROTM and Genuity® VT Double PROTM in 2011.  Together, the upcoming year’s choices, which encompass trait upgrade potential and the continued enhancement of improved germplasm in Monsanto products, are expected to increase both corn gross profit and unit volume growth.

The company also expects steady growth in cotton and vegetables at a global level.  In cotton, Monsanto will continue to upgrade its germplasm mix improvement and promote penetration of second generation stacked traits in the United States and move to second-generation traits in India.

The stabilized agricultural productivity segment is expected to deliver gross profit in the range of $550 million to $600 million in fiscal year 2011, reflecting the steady-state guidance for Roundup and other glyphosate-based herbicides as the company expects to sell between 250 million and 300 million gallons at an average gross profit contribution of $1 per gallon.

With the savings realized as part of Monsanto’s restructuring actions, the company expects 2011 selling, general and administrative expenses to be a flat to inflationary increase over the 2010 base of $2.06 billion, representing a range of $2.06 billion to $2.16 billion.  In 2011, the company projects a research and development spend of $1.25 billion to $1.3 billion as it continues to manage more products in the later phases of development.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
Seeds and Genomics	Fourth Quarter 2010	Fourth Quarter 2009	Fiscal Year 2010	Fiscal Year 2009	Fourth Quarter 2010	Fourth Quarter 2009	Fiscal Year 2010	Fiscal Year 2009
Corn seed and traits	$424	$387	$4,260	$4,113	$170	$161	$2,464	$2,606
Soybean seed and traits	103	81	1,486	1,448	88	15	905	871
Cotton seed and traits	98	53	611	466	78	48	454	344
Vegetable seeds	235	236	835	808	130	108	492	416
All other crops seeds and traits	110	151	419	462	57	90	223	267
TOTAL Seeds and Genomics	$970	$908	$7,611	$7,297	$523	$422	$4,538	$4,504

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Seeds and Genomics	Fourth Quarter 2010	Fourth Quarter 2009	Fiscal Year 2010	Fiscal Year 2009
EBIT (For a reconciliation of EBIT, see note 1.)	$(412)	$(426)	$1,597	$1,655
Unusual Items Affecting EBIT
Acquired In-Process R&D2	None	None	None	$(162)
Divestiture of sunflower	None	$59	None	$59
Restructuring	$(102)	$(292)	$(232)	$(292)

The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and genetic technology platforms.

Sales for Monsanto’s Seeds and Genomics segment were $970 million for the fourth quarter of fiscal year 2010, an increase of 7 percent over the same period last year.  This was driven by an increase in trait revenues for the company’s core crops, trait penetration in Latin America and the increase in cotton acres in the United States.

With the Seeds and Genomics segment driving the company’s growth, Monsanto realized record segment sales of $7.6 billion for the fiscal year 2010, representing a 4 percent increase over the prior fiscal year.

The year also marked significant product launches for the company, as farmers chose to conduct on-farm trials of Genuity SmartStax corn and Genuity Roundup Ready 2 Yield soybeans.  It’s early in the soybean harvest, and while corn harvest has run slightly ahead this year, there is not yet projectable data in all markets and Monsanto will release a final update on yield in November.

Harvest is just beginning in the core Corn Belt and full data will be provided upon completion.  The company shared some highlights of what the nation’s corn harvest has shown to date:
•
Genuity VT Triple PRO, Monsanto’s lead reduced-refuge product in the South, has shown better than a nine bushel an acre advantage over the leading competitor stretching from the South to the South central Corn Belt with more than 75 percent of harvest complete.

•	Roughly 60 percent of harvest data is available for Monsanto’s Genuity® VT Double PROTM, which is showing an eight bushel an acre advantage.
•
Most hybrids containing Genuity SmartStax are planted in the northern Corn Belt, where harvest is still in early stages with data collected from just 15 percent of planted Genuity SmartStax acres. The company previously has indicated early hybrids containing Genuity SmartStax have not demonstrated yield advantages over the company’s hybrids containing YieldGard VT Triple®.

The company continues to provide regular harvest updates on its corn and soybean portfolio on its website at www.monsanto.com/productperformance.

  ________________________
  2Acquisition of Aly Participacoes Ltda. in fiscal year 2009.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
Agricultural Productivity	Fourth Quarter 2010	Fourth Quarter 2009	Fiscal Year 2010	Fiscal Year 2009	Fourth Quarter 2010	Fourth Quarter 2009	Fiscal Year 2010	Fiscal Year 2009
Roundup and other glyphosate- based herbicides	$786	$ 778	$2,029	$3,527	$245	$322	$142	$1,836
All other agricultural productivity products	197	193	862	900	93	113	406	422
TOTAL Agricultural Productivity	$983	$971	$2,891	$4,427	$338	$435	$548	$2,258

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Agricultural Productivity	Fourth Quarter 2010	Fourth Quarter 2009	Fiscal Year 2010	Fiscal Year 2009
EBIT (For a reconciliation of EBIT, see note 1.)	$203	$142	$(25)	$1,352
Unusual Items Affecting EBIT
(Loss) Income on Discontinued Operations	$(1)	None	$4	$19
Restructuring	$(38)	$(114)	$(92)	$(114)

The Agricultural Productivity segment consists of crop protection products and the lawn-and-garden herbicide business.

Sales for Monsanto’s Agricultural Productivity segment were $983 million in the quarter, a slight increase over the prior year driven by the aggressive pricing actions Monsanto implemented for Roundup and other glyphosate-based herbicides.  The decreased price was offset by increased volumes in most markets.  Sales for the segment were $2.9 billion for fiscal year 2010, a 35 percent decrease over the prior year due to the supply and demand imbalance in the global glyphosate industry.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today.  The call will focus on these results and future expectations.  The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com/investor/.  Visitors may need to download Windows Media Player™ prior to listening to the webcast.  Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for three weeks.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.  Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy.  To learn more about our business and our commitments, please visit: http://www.monsanto.com.  Follow our business on Twitter at www.twitter.com/MonsantoCo, on Facebook at www.facebook.com/MonsantoCo, or subscribe to our News Release RSS Feed.

-oOo-

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent reports on Forms 10-Q and 10-K. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine design, Genuity, SmartStax, Roundup Ready 2 Yield, VT Double PRO and VT Triple PRO are trademarks owned by Monsanto Technology LLC.

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended Aug. 31, 2010	Three Months Ended Aug. 31, 2009	12 Months Ended Aug. 31, 2010	12 Months Ended Aug. 31, 2009
Net Sales	$1,953	$1,879	$10,502	$11,724
Cost of Goods Sold	1,092	1,022	5,416	4,962
Gross Profit	861	857	5,086	6,762
Operating Expenses:
Selling, General and Administrative Expenses	564	461	2,064	2,037
Research and Development Expenses	357	286	1,205	1,098
Acquired In-Process Research and Development	—	1	—	163
Restructuring Charges, Net	132	361	210	361
Total Operating Expenses	1,053	1,109	3,479	3,659
(Loss) Income From Operations	(192)	(252)	1,607	3,103
Interest Expense	47	48	162	129
Interest Income	(13)	(14)	(56)	(71)
Other Expense – Net	10	16	7	78
Income from Continuing Operations Before (Loss) Income Taxes	(236)	(302)	1,494	2,967
Income Tax (Benefit) Provision	(98)	(79)	370	845
(Loss) Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	(138)	(223)	1,124	2,122
Discontinued Operations:
(Loss) Income From Operations of Discontinued Businesses	(1)	—	4	19
Income Tax Provision	—	—	—	8
(Loss) Income on Discontinued Operations	(1)	—	4	11

Net (Loss) Income	$(139)	$(223)	$1,128	$2,133
Less: Net (Loss) Income Attributable to Noncontrolling Interest	3	10	19	24
Net (Loss) Income Attributable to Monsanto Company	$(143)	$(233)	$1,109	$2,109
EBIT (See note 1)	$(209)	$(284)	$1,572	$3,007
Basic Earnings per Share:
(Loss) Income From Continuing Operations	$(0.26)	$(0.43)	$2.03	$3.83
Income on Discontinued Operations	—	—	0.01	0.02
Net (Loss) Income Attributable to Monsanto Company	$(0.26)	$(0.43)	$2.04	$3.85

Diluted Earnings per Share:
(Loss) Income From Continuing Operations	$(0.26)	$(0.43)	$2.01	$3.78
Income on Discontinued Operations	—	—	—	0.02
Net (Loss) Income Attributable to Monsanto Company	$(0.26)	$(0.43)	$2.01	$3.80

Weighted Average Shares Outstanding:
Basic	540.6	546.0	543.7	547.1
Diluted	540.6	546.0	550.8	555.6

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of Aug. 31, 2010	As of Aug. 31, 2009
Assets
Current Assets:
Cash and Cash Equivalents	$1,485	$1,956
Trade Receivables, Net	1,590	1,556
Miscellaneous Receivables	767	654
Deferred Tax Assets	511	662
Inventory, Net	2,739	2,934
Other Current Assets	80	121
Total Current Assets	7,172	7,883

Property, Plant and Equipment, Net	4,227	3,609
Goodwill	3,204	3,218
Other Intangible Assets, Net	1,263	1,371
Noncurrent Deferred Tax Assets	1014	743
Long-Term Receivables, Net	513	557
Other Assets	524	496
Total Assets	$17,917	$17,877

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$241	$79
Accounts Payable	752	676
Income Taxes Payable	116	79
Accrued Compensation and Benefits	179	263
Accrued Marketing Programs	839	934
Deferred Revenues	215	219
Grower Production Accruals	130	139
Dividends Payable	151	145
Customer Payable	83	307
Restructuring Reserves	197	286
Miscellaneous Short-Term Accruals	684	629
Total Current Liabilities	3,587	3,756

Long-Term Debt	1,862	1,724
Postretirement Liabilities	920	793
Long-Term Deferred Revenue	400	488
Noncurrent Deferred Tax Liabilities	137	153
Long-Term Portion of Environmental and Litigation Reserves	188	197
Other Liabilities	680	641
Monsanto Shareowners’ Equity	10,099	10,056
Noncontrolling Interest	44	69
Total Shareowners’ Equity	10,143	10,125
Total Liabilities and Shareowners’ Equity	$17,917	$17,877

Debt to Capital Ratio:	17%	15%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	12 Months Ended Aug. 31, 2010	12 Months Ended Aug. 31, 2009
Operating Activities:
Net Income	$1,128	$2,133
Adjustments to Reconcile Cash Provided by Operating Activities:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization	602	548
Bad-Debt Expense	58	49
Stock-Based Compensation Expense	102	116
Excess Tax Benefits from Stock-Based Compensation	(43)	(35)
Deferred Income Taxes	10	264
Restructuring Charges, Net	210	361
Equity Affiliate Income, Net	(29)	(22)
Acquired In-Process Research and Development	—	163
Net Gain on Sales of a Business or Other Assets	(3)	(66)
Other Items	65	(25)
Changes in Assets and Liabilities that Provided (Required) Cash, Net of Acquisitions:
Trade Receivables, Net	(22)	526
Inventory, Net	213	(638)
Deferred Revenues	(89)	(700)
Accounts Payable and Other Accrued Liabilities	(391)	(327)
Restructuring Cash Payments	(259)	—
Pension Contributions	(128)	(187)
Net Investment Hedge Settlement	(4)	35
Other Items	(22)	51
Net Cash Provided by Operating Activities	1,398	2,246

Cash Flows Provided (Required) by Investing Activities:
Maturities of Short-Term Investments	—	132
Capital Expenditures	(755)	(916)
Acquisitions of Businesses, Net of Cash Acquired	(57)	(329)
Purchases of Long-Term Equity Securities	(39)	(7)
Technology and Other Investments	(33)	(72)
Proceeds from Divestiture of a Business	—	300
Other Investments and Property Disposal Proceeds	50	169
Net Cash Required by Investing Activities	(834)	(723)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	48	(142)
Short-Term Debt Proceeds	75	75
Short-Term Debt Reductions	(101)	(45)
Long-Term Debt Reductions	(4)	(71)
Payments on Other Financing	(1)	(6)
Treasury Stock Purchases	(532)	(398)
Stock Option Exercises	56	39
Excess Tax Benefits from Stock-Based Compensation	43	35
Dividend Payments	(577)	(552)
Dividend Payments to Noncontrolling Interests	(45)	(10)
Net Cash Required by Financing Activities	(1,038)	(1,075)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	3	(105)
Net (Decrease) Increase in Cash and Cash Equivalents	(471)	343
Cash and Cash Equivalents at Beginning of Period	1,956	1,613
Cash and Cash Equivalents at End of Period	$1,485	$1,956

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States.  The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP.  The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended		12 Months Ended
	Aug. 31,	Aug. 31,	Aug. 31,	Aug. 31,
	2010	2009	2010	2009
EBIT – Seeds and Genomics Segment	$ (412)	$ (426)	$ 1,597	$ 1,655
EBIT – Agricultural Productivity Segment	203	142	(25)	1,352
EBIT– Total	(209)	(284)	1,572	3,007
Interest Expense – Net	34	34	106	58
Income Tax (Benefit) Provision (A)	(100)	(85)	357	840
Net (Loss) Income Attributable to Monsanto Company	$ (143)	$ (233)	$ 1,109	$ 2,109

(A)	Includes the income tax provision from continuing operations, the income tax benefit (provision) on noncontrolling interest, and the income tax provision on discontinued operations,

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2011 Guidance	12 Months Ended Aug. 31, 2010
Diluted Earnings per Share	$2.67-$2.77	$2.01
Restructuring Charges	$0.05	$0.41
Income on Discontinued Operations	—	$(0.01)
Diluted Earnings per Share from Ongoing Business	$2.72-$2.82	$2.41

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2011 free cash flow target, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2011 Guidance	12 Months Ended Aug. 31,
		2010	2009
Net Cash Provided by Operating Activities	$1,700-1,900	$1,398	$2,246
Net Cash (Required) Provided by Investing Activities	(900-1,000)	(834)	(723)
Free Cash Flow	$800-900	$ 564	$1,523
Net Cash Provided (Required) by Financing Activities	N/A	(1,038)	(1,075)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	3	(105)
Net (Decrease) Increase in Cash and Cash Equivalents	N/A	$ (471)	$ 343
Cash and Cash Equivalents at Beginning of Period	N/A	$1,956	$1,613
Cash and Cash Equivalents at End of Period	N/A	$1,485	$1,956